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                                                                 EXHIBIT (a)(12)

                      CERTIFICATE OF OWNERSHIP AND MERGER

                                       of

                         VISION ACQUISITION CORPORATION

                            (a Delaware corporation)

                                 with and into

                             STIMSONITE CORPORATION

                            (a Delaware corporation)

     VISION ACQUISITION CORPORATION DOES HEREBY CERTIFY:

     1. That the constituent business corporations participating in the merger herein certified are as follows:

     (i) Vision Acquisition Corporation ("Vision"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"); and

     (ii) Stimsonite Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the DGCL.

     2. That Vision owns more than 90% of the outstanding shares of capital stock of the Corporation.

     3. That Vision, by resolution of its Board of Directors (attached hereto as Annex A and incorporated herein by reference), duly adopted by unanimous written consent on June 2, 1999, determined to merge Vision with and into the Corporation pursuant to Section 253 of the DGCL (the "Merger").

     4.   The Corporation will be the surviving corporation of the Merger.

     5. The Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the Certificate of Incorporation of the surviving corporation.

     6. The executed Agreement and Plan of Merger among the constituent corporations and Avery Dennison Corporation is on file at the principal place of business of the aforesaid surviving corporation.

     7. The Merger has been approved by Avery Dennison Corporation, a corporation organized and existing under and by virtue of the DGCL, which is the sole stockholder of Vision and which consented to the Merger in writing and waived a stockholders' meeting.

     8. The Merger shall become effective at the time and date of filing of this Certificate of Ownership and Merger in the Department of State of the State of Delaware.

                            [Signature Page Follows]



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          IN WITNESS WHEREOF, VISION ACQUISITION CORPORATION has caused this
Certificate of Ownership and Merger to be signed by Robert G. van Schoonenberg, its President as set forth below.

Dated:  July 9, 1999

                                      /s/ Robert G. van Schoonenberg
                                      _________________________________
                                      Name:  Robert G. van Schoonenberg
                                      Title: President

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                                    ANNEX A
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     WHEREAS, there has been discussed with the Board of Directors of Vision
(the "Board"), a form of Agreement and Plan of Merger (the "Merger Agreement") by and among Avery Dennison Corporation, a Delaware corporation ("Parent") and the sole parent of Merger Sub, and the Corporation, providing for, among other things, (i) the commencement by Vision of a cash tender offer for all issued and outstanding shares of common stock, par value $0.01 per share ("Common Stock"), of the Corporation at a price of $14.75 per share (the "Offer"), and (ii) the subsequent merger (the "Merger") of Vision with and into the Corporation in accordance with the DGCL;

     Approval of Merger, Offer Documents and Merger and Tender Agreements
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     NOW, THEREFORE, BE IT RESOLVED, that the Board hereby approves the terms of the Offer to Purchase and related Letter of Transmittal (which together constitute the "Offer Documents"), the Merger Agreement and the Tender
Agreement, each substantially in the form as discussed with the Board;

     RESOLVED FURTHER, that the terms and conditions of the Merger are as follows:

     (i) Following the Merger, the Corporation shall continue as the surviving corporation and shall succeed to and assume all the property, liabilities and obligations of Vision in accordance with the DGCL, and the separate corporate existence of Vision shall cease;

     (ii) Each share of common stock, par value $0.01 per share, of Vision issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") shall be converted into one issued and outstanding share of Common Stock, and from and after the Effective Time, the holders of all said issued and outstanding shares of common stock of Vision shall automatically be and become holders of shares of the Corporation upon the basis specified;

     (iii) At the Effective Time, the directors and officers of Vision immediately prior to the Effective Time shall become the directors and officers of the surviving corporation until their successors are duly elected and qualified;

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     (iv)  Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Corporation or any subsidiary of the Corporation or by Parent, Vision or any other subsidiary of Parent (other than shares held in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

     (v) Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is not owned by the Corporation or any subsidiary of the Corporation or by Parent, Vision or any other subsidiary of Parent shall be converted into the right to receive from the Corporation without any interest thereon the amounts paid by Vision for shares in the Corporation pursuant to a tender offer (the "Merger Consideration"). As of the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration;

     (vi) Notwithstanding anything herein to the contrary, any issued and outstanding shares of Common Stock with respect to which appraisal rights have been properly demanded and exercised pursuant to Delaware law shall become the right to receive such consideration as may be determined to be due with respect to such shares pursuant to the laws of the State of Delaware; provided, however, that if any such holder of demand appraisal rights fails to perfect or effectively withdraws or loses such right, such shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration;

     (vii) At the Effective Time, each holder of a then-outstanding option to purchase shares of Common Stock under any plan, program or arrangement of the Corporation, whether or not then exercisable, shall receive for each share of Common Stock subject to such option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such option to the extent such difference is a positive number. Upon receipt of the option consideration therefor, each option shall be deemed canceled and shall be deemed a release of any and all rights the holder had or may have had in respect of such option; and

     (viii)The name of the surviving corporation in the Merger is Stimsonite Corporation, which will continue its existence as said surviving corporation under its present name upon the effective date of the Merger pursuant to the provisions of the DGCL.


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